Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS
FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Fourth Quarter Highlights

•                  Fourth quarter 2013 net income was $44.4 million, excluding the $(33.3) million non-cash warrant loss and $7.5 million non-cash gain relating to an increase in the tax indemnity receivable, an increase of 48.0% compared to the fourth quarter 2012 net income of $30.0 million, excluding the $(22.3) million non-cash warrant loss and $(8.6) million non-cash reduction in the tax indemnity receivable.

•                  Master Planned Community (“MPC”) land sales increased 26.4% to $78.7 million for the fourth quarter 2013 compared to $62.3 million for the fourth quarter 2012, resulting primarily from increased land sales at our Summerlin MPC.  The Summerlin MPC in Las Vegas increased land sales for the fourth quarter 2013 by 765.5% to $30.3 million compared to $3.5 million for the same period in 2012.

•      Obtained on February 27, 2014, a permit from the U.S. Army Corps of Engineers to develop 806 acres at the Bridgeland MPC. We expect to begin delivering new finished lots by mid-2014.

•                  Net operating income (“NOI”) for our income-producing Operating Assets increased $3.8 million, or 33.9%, to $15.0 million for the fourth quarter 2013, compared to $11.2 million for the fourth quarter 2012.  Fourth quarter 2013 and 2012 results include a $(2.0) million and $(5.6) million negative impact, respectively, from Superstorm Sandy at the South Street Seaport.

•                  Pre-leased approximately 46,000 square feet at South Street Seaport to iPic Entertainment, which will be the first luxury movie theater in Manhattan.

•                  Presented to the public preliminary plans for a second project at the South Street Seaport.  The plans contemplate nearly 700,000 square feet of additional space, including a marina, restoration of the historic Tin Building, replacement of wooden platform pier structures and a mixed-use tower that captures our vision and master plan for transforming the entire South Street Seaport District.

•                  Began construction of two Class A office towers in The Woodlands for Exxon Mobil Corporation. The buildings, totaling 647,000 square feet, are being constructed at Hughes Landing, a 66-acre mixed-use development within The Woodlands.  ExxonMobil has pre-leased 478,000 square feet and has an option on the remaining space.

•                  Pre-leased 40,000 square feet to Whole Foods Market, Inc. at Hughes Landing on Lake Woodlands, a 123,000 square foot retail development. The store is expected to open in 2015.

•                  Launched construction of One Lake’s Edge, a 390-unit Class A apartment building located in Hughes Landing which we expect will open in the first quarter of 2015.

*Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.

•                  Entered into a second 50/50 joint venture with Kettler, Inc. to develop a 437-unit Class A apartment building on five acres in Downtown Columbia, MD.  We will contribute the land to the joint venture at a $23.4 million valuation, which is approximately 585% of book value.

•                  Issued $750.0 million of Senior Notes, raising $739.6 million of net cash proceeds.  The notes bear interest at 6.875% and mature October 1, 2021.

•                  Sold our Head Acquisition L.P. (Hexalon) investment for cash proceeds of $13.3 million, generating an $8.5 million pre-tax gain.

Full Year Highlights

•                  2013 net income was $109.4 million, excluding the $(182.0) million non-cash warrant loss and $(1.2) million non-cash loss relating to a reduction in the tax indemnity receivable, an increase of 42.1% compared to 2012 net income of $77.0 million, excluding the $(185.0) million non-cash warrant loss and $(20.3) million non-cash loss relating to a reduction in the tax indemnity receivable.

•                  Generated $246.0 million in MPC land sales revenue for 2013, a $65.6 million, or 36.4%, increase from $180.4 million in 2012.

•                  Summerlin MPC land sales totaled $112.5 million in 2013, an $80.7 million, or 253.4%, increase over $31.8 million in 2012.

•                  Increased average price per lot sold at The Woodlands MPC by 52.9% to $156,000, and increased the average price per superpad acre sold at Summerlin MPC by 42.9% to $323,000, compared to 2012.

•                  NOI for our income-producing Operating Assets was $53.5 million for 2013, compared to $60.5 million for 2012.  NOI for 2013 and 2012 includes $(15.2) million and $(5.6) million negative NOI impact, respectively, from Superstorm Sandy at the South Street Seaport.  We expect that substantially all of the lost income caused by the storm will be covered by insurance.

•                  Completed two Class A office towers in The Woodlands, 3 Waterway and One Hughes Landing, totaling approximately 429,000 square feet.  Both buildings are 98% leased and combined will generate annual NOI of approximately $11.7 million upon stabilization in 2014.

•                  Obtained all entitlements and began construction to transform Pier 17 at the South Street Seaport.  The Pier will have a vibrant open rooftop and a glass façade encompassing 182,000 square feet of dynamic retail space filled with destination stores, restaurants and neighborhood shops.

•                  Began construction of the 1.6 million square foot Shops at Summerlin mixed-use development, part of a planned urban center to be known as Downtown Summerlin.  The project will open by in the fourth quarter 2014.

•                  Received approval for two market rate and one reserved housing condominium tower at Ward Village and in February 2014, commenced public presales of the two market rate condominium towers.  Construction is expected to begin in mid-2014.

•                  Commenced redevelopment of the Outlet Collection at Riverwalk in New Orleans, LA. The project is 95% pre-leased and will open in the second quarter 2014.

•                  Began the redevelopment of the 89,000 square foot Columbia Regional Building, anchored by Whole Foods Market, Inc. and The Columbia Association, located in Downtown Columbia, MD.

•                  Received unanimous approval from the Alexandria City Council for a zoning change for the Landmark Mall.  The site will be transformed into an open-air, mixed-use community with retail, residential and entertainment components designed to create an urban village.

•                  Sold the One Ala Moana condominium rights to our 50/50 development joint venture for $47.5 million, and closed on $172.0 million in non-recourse financing. The condominium rights had a $22.8 million book value. The expected completion date for the sold out 206-unit project is the fourth quarter 2014.

•                  Extended and modified The Woodlands Master Credit Facility to reduce its interest rate to LIBOR plus 2.75%, with no minimum rate, from LIBOR plus 4.00% with a 5.00% minimum rate. The final maturity was extended to August 2018 from March 2015.

•                  Closed on $1.5 billion of financings in 2013.

•                  Sold Rio West Mall for net cash proceeds of $10.8 million, generating a $0.6 million pre-tax gain.

DALLAS, February 27, 2014 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company” or “we”) today announced its results for the fourth quarter and full year 2013.

For the three months ended December 31, 2013, net income attributable to common stockholders was $18.6 million, or $0.44 per diluted common share, compared with net loss attributable to common stockholders of $(0.9) million, or $(0.01) per diluted common share for the three months ended December 31, 2012.  Fourth quarter 2013 net income attributable to common stockholders includes a $(33.3) million non-cash warrant loss and $7.5 million non-cash gain relating to an increase in the tax indemnity receivable.  Excluding these non-cash charges, net income attributable to common stockholders was $44.4 million or $1.04 per diluted common share for the fourth quarter 2013.  Excluding the $(22.3) million non-cash warrant loss and $(8.6) million non-cash loss relating to a reduction in the tax indemnity receivable, net income attributable to common stockholders was $30.0 million, or $0.77 per diluted common share for the fourth quarter 2012.

For the year ended December 31, 2013, net loss attributable to common stockholders was $(73.8) million compared with net loss attributable to common stockholders of $(128.3) million for the year ended December 31, 2012. Excluding the $(182.0) million warrant loss and $(1.2) million loss relating to a reduction in the tax indemnity receivable, net income attributable to common stockholders for the year ended December 31, 2013, was $109.4 million, or $2.57 per diluted common share, compared with net income attributable to common stockholders of $77.0 million, excluding the $(185.0) million warrant loss and $(20.3) million loss relating to a reduction in the tax indemnity receivable, or $2.02 per diluted common share, for the year ended December 31, 2012.

During the fourth quarter, we completed an offering of $750 million of 6.875% senior notes maturing October 2021.  Net proceeds of $739.6 million have been and will be used to fund development activities, acquisitions and for general corporate purposes.  The notes contain customary terms and covenants but do not contain financial maintenance covenants and are rated Ba3/B by Moody’s Investors Service and Standard & Poor’s, respectively.

We achieved important milestones and accomplishments for 2013 within each of our three business segments. MPC land sales increased $65.6 million to $246.0 million for the year ended December 31, 2013, a 36.4% increase over 2012. The increase in MPC land sales primarily was driven by a resurgence of land sales at the Summerlin MPC.  We completed two Class A office properties at The Woodlands that will generate stabilized annual NOI totaling $11.7 million beginning in 2014, compared to $1.9 million of NOI in 2013 because they were in service for a portion of the year.  At the South Street Seaport, we obtained entitlements for the 182,000 square foot Pier 17 redevelopment, pre-leased space to iPic Entertainment in the 180,000 square foot historic area, and presented preliminary plans to the public for a proposed second mixed use project encompassing nearly 700,000 square feet.  In Hawaii, we and our venture partner began construction on the sold out 206-unit ONE Ala Moana condominium tower.

At Ward Centers, we obtained approval for the first two market rate condominium towers and a reserved housing tower, and substantially completed the transformation of the IBM office building into a world class information center and sales gallery for the entire project.  These towers represent the first phase of the redevelopment of the 60-acre property into a world-class urban master planned community called Ward Village.  We launched public sales of the market rate towers in February 2014.

We began construction of The Shops at Summerlin, and began redevelopment of Pier 17 at the South Street Seaport and the Outlet Collection at Riverwalk.  The Shops at Summerlin and the Outlet Collection at Riverwalk will be completed in 2014 and the Pier will be completed in 2016.  We began construction on three Class A office buildings totaling 844,000 square feet, including two office buildings being built for Exxon Mobil Corporation, a 390-unit Class A apartment building, a 123,000 square foot retail development anchored by Whole Foods, and a 74,352 village retail center, all at The Woodlands.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “I am pleased with our accomplishments in 2013.  Our Summerlin MPC had a breakout year, more than tripling its lands sales to $112 million from 2012.  South Street Seaport and The Shops at Summerlin, two of our most important developments, are under construction. The Shops will be completed before the end of 2014 and will anchor downtown Summerlin.  The Houston housing market remains strong which has driven residential lot prices to increase by 66% over 2012 levels. We are also capitalizing on the demand by businesses and families to be in The Woodlands MPC by accelerating commercial development. In Hawaii, presales for our first two market rate condominium towers have been strong and we should begin construction in the middle of this year.”

Mr. Weinreb continued, “I expect the momentum we achieved in 2013 to continue through 2014.  Our assets are located in exceptional markets with strong economic fundamentals.  Our performance, solid balance sheet and nearly $900 million of unrestricted cash on hand provides for a solid foundation and allows us to capitalize on growth opportunities.”

For a more complete description of the status of our developments, please refer to “Item 7. Management’s Discussion and Analysis of Financial Conditions and Results of Operations” beginning on page 44 of our Form 10-K for the year ended December 31, 2013.

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and net operating income (“NOI”) from our Operating Assets segment are presented in the Supplemental Information contained in this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the

Supplemental Information contained in this earnings release.  Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Master Planned Communities Summary

Land sales in our MPC segment, excluding deferred land sales and other revenue, increased $16.4 million, or 26.4%, to $78.7 million for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. The increase in revenues primarily was a result of a $26.8 million increase in land sales at Summerlin and a $13.0 million commercial land sale at Columbia.  The increases were partially offset by the $22.5 million decrease in land sales at the Woodlands.  The Woodlands housing market remains strong and the decrease in fourth quarter 2013 sales compared to fourth quarter 2012 is due primarily to timing of lot closings.  The average price of a single family detached lot at The Woodlands increased 66.7%, from $102,000 to $170,000 between these periods.

For the year ended December 31, 2013, land sales, excluding deferred land sales and other revenue, increased $65.6 million, or 36.4%, to $246.0 million compared to $180.4 million for the year ended December 31, 2012. This increase primarily was due to increasing new home demand and low new home inventory in Summerlin, resulting in significantly higher sales of superpad sites to homebuilders in terms of volume and price per acre.

At Summerlin, the average price per acre for superpads increased 42.9%, or $97,000, to $323,000 for the year ended December 31, 2013 compared to 2012. The increase of average price per acre primarily is due to a scarcity of attractive developable residential land in the market and strong new housing demand. The volume of lot sales at Summerlin increased 233.3%, or 933 lots, to 1,333 lots for the year ended December 31, 2013 compared to 2012.

Bridgeland’s land sales revenue decreased $8.3 million to $13.6 million for the year ended December 31, 2013.  There were only 11 lots remaining in inventory as of December 31, 2013.  New lot development was delayed in 2013 while we pursued a permit from the U.S. Army Corps of Engineers to develop an additional 806 acres of land in Bridgeland, representing approximately 1,300 finished lots. On February 27, 2014, we received the permit and expect to begin delivering new finished lots by mid-2014. We believe strong demand exists within Bridgeland and expect to capitalize on market conditions when we produce new lots for sale.

Operating Assets Summary

NOI from our combined retail, office and resort and conference center and multi-family properties was $15.0 million for the three months ended December 31, 2013, compared to NOI of $11.2 million for the three months ended December 31, 2012. We refer to these properties as our “income-producing Operating Assets.”  These amounts include our share of NOI from our non-consolidated ventures of $0.3 million for both periods, and exclude NOI for all periods from properties sold during the period.  The $3.8 million increase in NOI for the fourth quarter 2013 compared to the fourth quarter 2012 is attributable primarily to a $1.5 million NOI increase from 3 Waterway Square being placed into service during 2013 and a $1.4 million reduction in NOI loss at South Street Seaport principally due to Superstorm Sandy’s negative impact in the fourth quarter 2012, partially offset by the costs in 2013 associated with SEE/CHANGE.  SEE/CHANGE is an innovative seasonal program developed by us to re-energize and re-activate the Seaport area and to create a gathering place for the community that did not exist in the aftermath of the storm. The program includes bringing to the Seaport for each season an array of new retail, culinary and cultural events to attract local New Yorkers and tourists, and an intensive social media campaign to advertise the events.

NOI from the income-producing Operating Assets was $53.5 million for the year ended December 31, 2013, compared to NOI of $60.5 million for the year ended December 31, 2012.  The $(7.0) million decrease primarily was attributable to a $(9.6) million negative variance at the South Street Seaport from Superstorm Sandy (inclusive of $3.5 million of SEE/CHANGE costs), a $(1.0) million negative variance at the Outlet Collection at Riverwalk due to its redevelopment in 2013, and net negative variances totaling $(1.4) million at the Columbia Office Properties (inclusive of 70 Corporate Center) and 1400 Woodloch Forest due to vacancies, partially offset by positive variances of $2.1 million at Ward Centers and $0.8 million at Park West from leasing, and a $2.1 million positive variance from 3 Waterway due to its opening in 2013.  The South Street Seaport 2012 NOI includes a $(5.6) million impact from Superstorm Sandy, and the 2013 results reflect the full year negative impact the storm had on the property. As of December 31, 2013, we have collected $20.5 million of payments from our insurance carriers related to the storm and we are continuing to work through our claim with the carriers.  For 2014, the Pier will be demolished for the redevelopment, and a majority of the historic area will undergo renovations.

During 2013, we began construction related to the redevelopment of Pier 17 and the renovation of the historic area at the South Street Seaport.  The project is expected to cost $425 million.  As of December 31, 2013, we have incurred $25.7 million of development costs on this project.  The historic area of the South Street Seaport suffered significant damage as a result of the storm, and we are continuing to work through the claims process with the insurance carriers related to our losses.  As of December 31, 2013, we have collected $20.5 million in insurance proceeds related to the property damage.  Insurance recoveries have exceeded the then book value of the property at the date of the storm and for the year ended December 31, 2013 we recorded a $12.2 million pre-tax gain. This amount is excluded from NOI and included in Other income in our Consolidated Statement of Operations.

Riverwalk Marketplace, which will open as the Outlet Collection at Riverwalk, is 95.1% pre-leased as of December 31, 2013. Construction began in June 2013 and the property is expected to reopen in the second quarter of 2014.  When stabilized, the project is expected to reach annual NOI of $7.8 million based on leases in place. Total project costs are expected to total approximately $82 million, and as of December 31, 2013, we had incurred $28.9 million of development costs.  During October 2013, we closed on a $64.4 million construction financing for the Outlet Collection at Riverwalk at LIBOR plus 2.75%, and an initial maturity date on October 24, 2016 with two one-year extension options.

We placed 3 Waterway Square, a 232,000 square foot Class A office building in The Woodlands into service in June 2013. 3 Waterway Square contributed $1.5 million in NOI during the fourth quarter 2013.  The building is 98.4% leased and, based on leases in place, is expected to reach stabilized annual NOI of approximately $6.1 million by the first quarter 2014.

We placed One Hughes Landing, a 197,000 square foot Class A office building and our first at Hughes Landing, into service in September 2013.  The building is 97.8% leased and is expected to generate approximately $5.6 million of stabilized annual NOI by the second quarter 2014 based on in-place leases.

Strategic Developments Summary

We launched public pre-sales of both market rate towers at Ward Village on February 1, 2014. We had incurred $17.1 million of development costs for the two market rate towers as of December 31, 2013 and expect to begin construction on the market rate towers in the middle of 2014.

During 2013, we began construction on the 1.6 million square foot Shops at Summerlin mixed use development in Downtown Summerlin.  The project is expected to cost approximately $391 million and to be completed in the fourth quarter 2014.  We are documenting a $312 million construction loan with a second quarter 2014 expected closing date.  As of December 31, 2013, we have incurred $107.4 million on this project.

Construction of Two Hughes Landing, a 197,000 square foot Class A office building adjacent to One Hughes Landing, began in September 2013. We also closed a $41.2 million non-recourse construction loan for the project at LIBOR plus 2.65% and an initial maturity date of September 11, 2016 with two one-year extension options. As of December 31, 2013, we have incurred approximately $20.7 million of the estimated $49 million total development cost and expect to complete the building in the second quarter of 2014.

In October 2013, we began construction of an eight-story, Class A, multi-family project within Hughes Landing called One Lake’s Edge and expect to complete construction in the first quarter 2015. Total development costs of the 390 multi-family unit project are expected to be approximately $88 million. As of December 31, 2013, we have incurred $5.9 million on this project. On November 25, 2013, we closed on a $73.5 million non-recourse construction loan bearing interest at LIBOR plus 2.50% with an initial maturity date of November 25, 2016, with two one-year extension options.

During December 2013, we announced construction of two Class A office buildings at Hughes Landing totaling 647,000 square feet.  Exxon Mobil Corporation has pre-leased approximately 478,000 square feet, consisting of an entire office building and a portion of a second office building, and has an option to pre-lease the remaining space prior to completion of the buildings.  The project is expected to be completed by the fourth quarter 2015. Total development costs are expected to be approximately $172 million. As of December 31, 2013, we have incurred $8.3 million of development costs on this project.

During the fourth quarter 2013, we began construction of Creekside Village Green, a 74,352 square foot retail center in Creekside Park Village Center in The Woodlands. The park will include a water feature, lawn space and pergolas, with a centrally located restaurant building and two main split level retail/office buildings flanking the north and south sides. We anticipate the project will open in the fourth quarter 2014. The project is expected to cost approximately $19 million. As of December 31, 2013, we have incurred $1.9 million of costs. We have pre-leased 32.6% of the project as of December 31, 2013.

About The Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 16 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “transform” and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports.  We caution you not to place undue reliance on the forward-looking statements contained in this release and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$84,236	$62,408	$251,217	$182,643
Builder price participation	3,653	1,539	9,356	5,747
Minimum rents	21,070	20,012	81,668	82,621
Tenant recoveries	5,387	5,419	21,068	23,351
Condominium rights and unit sales	1,778	—	32,969	267
Resort and conference center revenues	8,658	9,828	39,201	39,782
Other land revenues	3,205	4,640	17,315	18,073
Other rental and property revenues	5,966	4,521	21,816	24,402
Total revenues	133,953	108,367	474,610	376,886
Expenses:
Master Planned Community cost of sales	41,424	26,202	124,040	89,298
Master Planned Community operations	10,360	9,544	38,414	40,506
Other property operating costs	17,706	16,729	73,186	63,035
Rental property real estate taxes	3,477	3,060	14,291	13,643
Rental property maintenance costs	2,087	2,351	8,083	8,655
Condominium rights and unit cost of sales	894	—	16,572	96
Resort and conference center operations	6,917	7,362	29,454	29,112
Provision for (recovery of) doubtful accounts	(74)	939	836	1,224
Demolition costs	692	—	2,078	—
General and administrative	14,156	8,527	48,466	36,548
Other income	(17,751)	—	(25,869)	(2,125)
Depreciation and amortization	10,635	6,711	33,845	24,429
Total expenses	90,523	81,425	363,396	304,421

Operating income	43,430	26,942	111,214	72,465

Interest income	(3,299)	2,389	3,185	9,437
Interest expense	(9,615)	(321)	(9,759)	(964)
Warrant liability gain (loss)	(33,281)	(22,293)	(181,987)	(185,017)
Increase (reduction) in tax indemnity receivable	7,467	(8,605)	(1,206)	(20,260)
Equity in earnings from Real Estate Affiliates	2,394	251	14,428	3,683
Income (loss) before taxes	7,096	(1,637)	(64,125)	(120,656)
Provision (benefit) for income taxes	(11,442)	(816)	9,570	6,887
Net income (loss)	18,538	(821)	(73,695)	(127,543)
Net income (loss) attributable to noncontrolling interests	15	(108)	(95)	(745)
Net income (loss) attributable to common stockholders	$18,553	$(929)	$(73,790)	$(128,288)

Basic earnings (loss) per share:	$0.47	$(0.01)	$(1.87)	$(3.36)

Diluted earnings (loss) per share:	$0.44	$(0.01)	$(1.87)	$(3.36)

THE HOWARD HUGHES CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,537,758	$1,563,122
Land	244,041	252,593
Buildings and equipment	754,878	657,268
Less: accumulated depreciation	(111,728)	(112,491)
Developments	488,156	273,613
Net property and equipment	2,913,105	2,634,105
Investment in Real Estate Affiliates	61,021	32,179
Net investment in real estate	2,974,126	2,666,284
Cash and cash equivalents	894,948	229,197
Accounts receivable, net	21,409	13,905
Municipal Utility District receivables, net	125,830	89,720
Notes receivable, net	20,554	27,953
Tax indemnity receivable, including interest	320,494	319,622
Deferred expenses, net	36,567	12,891
Prepaid expenses and other assets, net	173,940	143,470
Total assets	$4,567,868	$3,503,042

Liabilities:
Mortgages, notes and loans payable	$1,514,623	$688,312
Deferred tax liabilities	89,365	77,147
Warrant liabilities	305,560	123,573
Uncertain tax position liability	129,183	132,492
Accounts payable and accrued expenses	283,991	170,521
Total liabilities	2,322,722	1,192,045

Commitments and Contingencies (see Note 10)

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,576,344 shares issued and outstanding as of December 31, 2013 and 39,498,912 shares issued and outstanding as of December 31, 2012	396	395

Additional paid-in capital	2,829,813	2,824,031
Accumulated deficit	(583,403)	(509,613)
Accumulated other comprehensive loss	(8,222)	(9,575)
Total stockholders’ equity	2,238,584	2,305,238
Noncontrolling interests	6,562	5,759
Total equity	2,245,146	2,310,997
Total liabilities and equity	$4,567,868	$3,503,042

Supplemental Information

December 31, 2013

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability loss, other income and changes in the tax indemnity receivable. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP-net	Three Months Ended December 31,		Year Ended December 31,
income (loss)	2013	2012	2013	2012
	(In thousands)
Real Estate Property EBT:
REP EBT	$44,593	$34,508	$140,009	$106,022
General and administrative	(14,156)	(8,527)	(48,466)	(36,548)
Corporate interest income (expense), net	(16,834)	3,339	(10,575)	10,153
Warrant liability loss	(33,281)	(22,293)	(181,987)	(185,017)
Benefit (provision) for income taxes	11,442	816	(9,570)	(6,887)
Increase (reduction) in tax indemnity receivable	7,467	(8,605)	(1,206)	(20,260)
Equity in earnings from Real Estate Affiliates	2,394	251	14,428	3,683
Other income	17,751	—	25,869	2,125
Corporate depreciation	(838)	(308)	(2,197)	(814)
Net income (loss)	$18,538	$(819)	$(73,695)	$(127,543)

MPC Sales Summary

	Land Sales		Acres Sold		Number of Lots/Units		Price per acre		Price per lot
	Three Months Ended December 31,
($ In thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012

Maryland
Residential
Single family - detached	$—	$—	—	—	—	—	$—	$—	$—	$—
Commercial
Office and other	13,000	—	56.2	—	—	—	231	—	—	—
	13,000	—	56.2	—	—	—	231	—	—	—

Bridgeland
Residential
Single family - detached	3,755	4,692	9.2	16.6	34	76	408	283	110	62
Commercial
Apartments	—	—	—	—	—	—	—	—		—
	3,755	4,692	9.2	16.6	34	76	408	283	110	62

Summerlin
Residential
Single family - detached	8,192	3,126	10.2	4.3	49	37	803	727	167	84
Custom lots	375	380	0.5	0.5	1	1	750	760	375	380
Superpad sites	15,342	—	41.8		175	—	367		88	—
Commercial
Office and other	4,526	—	7.3	—	—	—	620	—	—	—
Not-for-profit	1,334	—	5.9	—	—	—	226	—	—	—
Other	575	—	17.2	—	—	—	33	—	—	—
	30,344	3,506	82.9	4.8	225	38	366	730	135	92
The Woodlands
Residential
Single family - detached	29,232	44,776	44.7	90.4	119	381	654	495	246	118
Single family - attached	1,098	—	1.5	—	19	—	732	—	58	—
Commercial
Office and other	—	2,632		4.0	—	—	—	658	—	—
Retail	1,261	6,654	1.6	17.2	—	—	788	387	—	—
	31,591	54,062	47.8	111.6	138	381	661	484	220	118
Total acreage sales revenue	78,690	62,260	196.1	133.0	397	495
Deferred revenue	1,999	(222)
Special Improvement District revenue	3,547	370
Total land sales revenue - GAAP basis	$84,236	$62,408

Maryland
Residential
Single family - detached	$—	$—	—	—	—	—	$—	$—	$—	$—
Townhomes	—	4,156	—	1.2	—	28	—	3,463	—	148
Commercial
Office and other	13,000	—	56.2	—	—	—	231	—	—	—
Apartments	—	5,300	—	18.7	—	—	—	283	—	—
	13,000	9,456	56.2	19.9	—	28	231	475	—	148

Bridgeland
Residential
Single family - detached	10,974	21,875	33.2	80.5	143	389	331	272	77	56
Commercial
Apartments	2,636	—	16.6	—	—	—	159	—	—	—
	13,610	21,875	49.8	80.5	143	389	273	272	77	56

Summerlin
Residential
Single family - detached	18,038	14,394	23.4	20.7	157	158	771	695	115	91
Custom lots	4,813	4,141	5.3	5.3	12	10	908	781	401	414
Superpad sites	83,191	12,505	257.3	55.3	1,164	232	323	226	71	54
Commercial
Office and other	4,526	—	7.3	—	—	—	620	—	—	—
Retail	—	784	—	1.0	—	—	—	784	—	—
Not-for-profit	1,334	—	5.9	—	—	—	226	—	—	—
Other	575		17.2	—	—	—	33	—	—	—
	112,477	31,824	316.4	82.3	1,333	400	355	387	80	78

The Woodlands
Residential
Single family - detached	100,142	100,235	162.8	241.6	589	979	615	415	170	102
Single family - attached	3,897	—	7.1	—	80	—	549	—	49	—

Commercial
Office and other	1,500	9,069	2.1	14.2	—	—	714	639	—	—
Retail	1,261	7,904	1.6	18.4	—	—	788	430	—	—
Other	135	50	0.7	0.8	—	—	193	63	—	—
	106,935	117,258	174.3	275.0	669	979	614	426	156	102
Total acreage sales revenue	246,022	180,413	596.7	457.7	2,145	1,796
Deferred revenue	(12,451)	(2,092)
Special Improvement District revenue	17,646	4,322
Total land sales revenue - GAAP basis	$251,217	$182,643

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, depreciation, ground rent, demolition costs, other amortization expenses, and equity in earnings from Real Estate Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant mix, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Operating Assets NOI and REP EBT

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)
Retail
Cottonwood Square	$125	$112	$451	$432
Landmark Mall (a)	76	261	491	923
Park West (b)	638	91	1,608	830
South Street Seaport (c)	(2,042)	(3,446)	(8,980)	639
Outlet Collection at Riverwalk (c)	43	(352)	(763)	221
Ward Centers (d)	6,276	5,310	24,144	22,045
20/25 Waterway Avenue	685	340	1,640	1,582
Waterway Garage Retail	162	95	370	97
Total Retail	5,963	2,411	18,961	26,769
Office
70 Columbia Corporate Center (e)	381	148	757	140
Columbia Office Properties (f)	286	606	1,151	2,304
2201 Lake Woodlands Drive	(93)	32	(167)	53
9303 New Trails	363	384	1,679	1,819
110 N. Wacker	1,507	1,519	6,023	6,073
One Hughes Landing (g)	(33)	—	(139)	—
3 Waterway Square (g)	1,474	—	2,059	—
4 Waterway Square	1,419	1,404	5,886	5,544
1400 Woodloch Forest (h)	246	793	1,160	1,995
Total Office	5,550	4,886	18,409	17,928

Millennium Waterway Apartments (i)	1,051	1,182	4,457	2,589
The Woodlands Resort & Conference Center	2,161	2,465	10,167	10,670
Total Retail, Office, Multi-family, Resort & Conference Center	14,725	10,944	51,994	57,956

The Club at Carlton Woods (j)	(1,121)	(859)	(5,241)	(4,242)
The Woodlands Ground leases	109	115	444	404
The Woodlands Parking Garages	(193)	(399)	(749)	(1,128)
Other Properties (k)	144	712	(41)	1,749
Total Other	(1,061)	(431)	(5,587)	(3,217)
Operating Assets NOI - Consolidated Owned as of December 31, 2013	13,663	10,513	46,407	54,739

Dispositions:
Rio West Mall (l)	(61)	255	790	1,250
Head Acquisition (m)	—	—	—	(46)
Total Operating Asset Dispositions	(61)	255	790	1,204

Total Operating Assets NOI- Consolidated	13,603	10,768	47,197	55,943

Straight-line lease amortization	712	(704)	1,759	(736)
Demolition costs	(692)	—	(2,078)	—
Depreciation and amortization	(9,740)	(6,349)	(31,427)	(23,318)
Write-off of lease intangibles and other	(1)	—	(2,884)	—
Equity in earnings from Real Estate Affiliates	150	251	3,893	3,683
Interest, net	(4,418)	(4,865)	(19,011)	(16,104)
Total Operating Assets REP EBT (n)	$(386)	$(899)	$(2,551)	$19,468

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Millennium Waterway Apartments (i)	$—	$—	$—	$1,768
Millennium Woodlands Phase II	(74)	—	(74)	—
Summerlin Baseball Club Member, LLC	(178)	—	(13)	—
Stewart Title (title company)	666	543	2,514	1,876
Woodlands Sarofim # 1	392	84	1,417	621
Operating Assets NOI - equity investees	806	627	3,844	4,265

Operating Asset Dispositions
Forest View/Timbermill Apartments (o)	—	(70)	—	487
Total Operating Asset Dispositions NOI - equity investees	—	(70)	—	487

Total NOI - equity investees	806	557	3,844	4,752

Adjustments to NOI (p)	(106)	(3)	(77)	(1,476)
Equity Method Investments REP EBT	700	554	3,767	3,276
Less: Joint Venture Partner’s Share of REP EBT	(550)	(303)	(2,377)	(1,969)
Equity in earnings (loss) from Real Estate Affiliates	150	251	1,390	1,307

Distributions from Summerlin Hospital Investment	—	—	2,503	2,376
Segment equity in earnings from Real Estate Affiliates	$150	$251	$3,893	$3,683

Company’s Share of Equity Method Investments NOI
Millennium Waterway Apartments (i)	$—	$—	$—	$1,477
Millennium Woodlands Phase II	—	—	—	—
Summerlin Baseball Club Member, LLC	(90)	—	(7)	—
Stewart Title (title company)	333	271	1,257	938
Woodlands Sarofim # 1	78	17	283	124
Total Company Share of Equity Method NOI	321	288	1,533	2,539

Operating Assets Sold During Periods Presented
Forest View/Timbermill Apartments (o)	—	(35)	—	244
Total Operating Assets Sold During Periods Presented	—	(35)	—	244
Total NOI - equity investees	$321	$253	$1,533	$2,783

	Economic	December 31, 2013
	Ownership	Debt	Cash
		(In thousands)
Woodlands Sarofim #1	20.00%	$6,546	$895
Stewart Title(title company)	50.00%	—	1,064
Summerlin Las Vegas Baseball Club	50.00%	—	376

(a)   The NOI decrease for Landmark Mall for the year ended December 31, 2013 compared to 2012 is due to reduced rental rates on renewals as a result of the upcoming redevelopment.

(b)   The NOI increase for Park West for the year ended December 31, 2013 compared to 2012 is due to additional leasing at the property.

(c)   South Street Seaport and the Outlet Collection at Riverwalk are in redevelopment as of December 31, 2013.

(d)   The NOI increase for Ward Centers for the year ended December 31, 2013 compared to 2012 primarily was attributable to additional leasing and utility savings at the property.

(e)   70 Columbia Corporate Center was acquired on August 15, 2012.

(f)    The NOI decrease for Columbia Office Properties for the year ended December 31, 2013 compared to 2012 is due to relocation of a major tenant to 70 Columbia Corporate Center.

(g)   Both One Hughes Landing and 3 Waterway Square were placed in service during 2013. Based on leases in place, we expect One Hughes Landing to reach stabilized annual NOI of $5.6 million by the second quarter of 2014, and 3 Waterway Square to reach stabilized annual NOI of $6.1 million by the first quarter of 2014.

(h)   The NOI decrease for 1400 Woodloch for the year ended December 31, 2013 compared to 2012 primarily was related to the planned relocation of one 22,459 square foot tenant to 3 Waterway Square in June 2013.  Approximately 9,000 of the square feet of the space vacated by the tenant remains vacant as of December 31, 2013.

(i)    On May 31, 2012, we acquired our partner’s interest in the 393-unit Millennium Waterway Apartments.

(j)    During 2013, 2012 and 2011 the Club collected $4.3 million, $5.5 million and $2.9 million, respectively of membership deposits not included in NOI because they are not recognized as revenue when collected, but recognized over the expected life of the membership which is estimated to be a 12 year period.

(k)   The decrease of NOI in other properties is due to lower easement fee revenues in The Woodlands. The contract provided easement fees in The Woodlands expired June 2012.

(l)    Rio West Mall was sold on September 30, 2013.

(m)  Head Acquisition (Hexalon) was sold on October 30, 2013.

(n)   For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 18 - Segments in the Consolidated Financial Statements in our Annual Report on Form 10-K.

(o)   On April 19, 2012, the joint ventures owning the Forest View and Timbermill Apartments completed their sale to a third party. Our share of the distributable cash after repayment of debt and transaction expenses was $8.6 million.

(p)   Adjustments to NOI include straight-line and market lease amortization, depreciation and amortization and non-real estate taxes.